UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 24, 2015

Furmanite Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-05083	74-1191271
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10370 Richmond Avenue, Suite 600 Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	713-634-7777

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 24, 2015, Furmanite America, Inc. (“Furmanite”), a wholly owned subsidiary of Furmanite Corporation (NYSE: FRM) (the “Company”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Burrow Global, LLC (“Burrow Global”) for Burrow Global to acquire the assets of the Company’s Furmanite Technical Solutions division of its Engineering & Project Solutions operating segment (“FTS”), including its Beaumont, Texas; Baton Rouge, Louisiana; Lake Charles, Louisiana; Deer Park, Texas; and Freeport, Texas offices, which primarily perform in-office and in-plant engineering and non-destructive testing and inspection work for downstream clients in the Gulf Coast region. Furmanite will retain the process management inspection component of its Engineering & Project Solutions segment, which is based in Tulsa, Oklahoma.

Burrow Global will pay a purchase price of approximately $14.4 million, which includes approximately $12.8 million in estimated net working capital of the FTS division, subject to certain adjustments to be determined within 75 days of closing. In accordance with the Asset Purchase Agreement, consideration for the transaction will consist primarily of cash at closing and a $0.6 million promissory note bearing 4% interest due in full on the one year anniversary of the closing date. Consistent with the terms of the Asset Purchase Agreement, the transaction is expected to close by September 28, 2015, subject to fulfillment of certain customary conditions. Burrow Global will offer employment to substantially all of the approximately 732 employees of FTS, subject to the employees meeting customary employment requirements. Burrow Global will assume the real estate leases and contracts utilized by the FTS operations, subject to the consent of the lessors and customers.

Furmanite and Burrow Global have made customary representations and warranties, which will generally survive for a period of six months following the closing of the transaction.  Subject to certain limitations, the parties have rights to indemnification for breaches of representations and warranties, non-performance of their respective covenants, and third party claims. The indemnification expires after two years. Under the Asset Purchase Agreement, the maximum obligation of each of the parties for any and all third party claims, uncollected net working capital, breaches or non-performance is $800,000.

The Asset Purchase Agreement contains customary termination rights for both Furmanite and Burrow Global if certain closing conditions are not met, if there is a material adverse effect on the business, or if the transaction has not closed within seven days of the stated closing date. Otherwise, in the event that a party fails to close, the breaching party must pay liquidated damages of $600,000 to the non-breaching party and the Asset Purchase Agreement will be deemed terminated.

In addition, the Company has agreed, subject to certain qualifications, that for a period of two years after the closing, it will not, within a specified region, compete in the downstream refinery and petrochemical plant market for engineering and in-plant staffing services currently performed by FTS.  The agreement also contains reciprocal prohibitions on solicitation of the others’ employees.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 24, 2015, the Board of Directors of the Company determined the compensation arrangements of Mr. Jeffery G. Davis, who was appointed Interim Executive Chairman effective August 3, 2015, as previously disclosed. Mr. Davis’ base compensation shall be $30,000 per month, effective as of the date of his appointment. Additionally, the Company shall reimburse Mr. Davis for his normal business expenses in accordance with Company policy. This compensation is in lieu of the cash compensation Mr. Davis would have been entitled to receive as an independent director, with such amount to be prorated for the period prior to his appointment as Interim Executive Chairman. In addition to his base compensation, Mr. Davis is also eligible to receive bonus compensation, from time to time, at the discretion of the Compensation Committee of the Company’s Board of Directors.

Item 7.01 Regulation FD Disclosure.

On September 25, 2015, the Company issued a press release announcing the Asset Purchase Agreement with Burrow Global. A copy of the press release is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	September 25, 2015 press release.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Furmanite Corporation

Date: September 25, 2015	By:	/s/ ROBERT S. MUFF
Robert S. Muff
Chief Financial Officer and Chief Administrative Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	September 25, 2015 press release.